UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kadow, Joseph J.
   550 North Reo Street
   Suite 200
   Tampa, FL  33609
   USA
2. Issuer Name and Ticker or Trading Symbol
   Outback Steakhouse, Inc.
   NASDAQ: OSSI
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   March, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|03/01/|M   |-|3,750(1)          |A  |$16.11(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|03/01/|S   |-|3,750(1)          |D  |$30.58(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|03/01/|M   |-|3,750(1)          |A  |$16.11(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|03/01/|S   |-|3,750(1)          |D  |$30.33(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|03/02/|M   |-|3,750(1)          |A  |$16.11(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|03/02/|S   |-|3,750(1)          |D  |$30.67(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|03/03/|M   |-|3,750(1)          |A  |$16.11(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|03/03/|S   |-|3,750(1)          |D  |$33.00(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|03/05/|M   |-|3,750(1)          |A  |$16.11(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|03/05/|S   |-|3,750(1)          |D  |$33.00(1)  |0                  |D     |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option (right to|$16.11(1|03/01|M   |-|7,500(1)   |D  |(2)  |01/01|Common Stock|7,500(1|       |            |   |            |
 buy)                 |)       |/99  |    | |           |   |     |/05  |            |)      |       |            |   |            |
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Stock Option (right to|$16.11(1|03/02|M   |-|3,750(1)   |D  |(2)  |01/01|Common Stock|3,750(1|       |            |   |            |
 buy)                 |)       |/99  |    | |           |   |     |/05  |            |)      |       |            |   |            |
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Stock Option (right to|$16.11(1|03/03|M   |-|3,750(1)   |D  |(2)  |01/01|Common Stock|3,750(1|       |            |   |            |
 buy)                 |)       |/99  |    | |           |   |     |/05  |            |)      |       |            |   |            |
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Stock Option (right to|$16.11(1|03/05|M   |-|3,750(1)   |D  |(2)  |01/01|Common Stock|3,750(1|       |75,000(1)   |D  |            |
 buy)                 |)       |/99  |    | |           |   |     |/05  |            |)      |       |            |   |            |
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Stock Option (right to|$15.00(1|     |    | |           |   |(3)  |07/23|Common Stock|45,000(|       |45,000(1)   |D  |            |
 buy)                 |)       |     |    | |           |   |     |/07  |            |1)     |       |            |   |            |
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Stock Option (right to|$24.875(|01/27|A   |V|150,000(1) |A  |(4)  |01/27|Common Stock|150,000|       |150,000(1)  |D  |            |
 buy)                 |1)      |/99  |    | |           |   |     |/09  |            |(1)    |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) All share numbers and stock and exercise prices reflect the Company's 3-2 stock split paid on March 2, 1999, to the stockholders of record on February 16,
1999.
(2) The option vests in three annual installments beginning on 01/01/1997, in the respective amounts of 22,500 shares, 22,500 shares and 67,500 shares.
(3) The option vests in three annual installments beginning on 01/01/1999, in the respective amounts of 9,000 shares, 9,000 shares and 27,000 shares.
(4) The option vests in three annual installments beginning on 01/27/2002, in the respective amounts of 30,000 shares, 30,000 shares and 90,000 shares.
SIGNATURE OF REPORTING PERSON
                         Joseph J. Kadow
DATE
April 1, 1999